Exhibit 21.1
SUBSIDIARIES OF CĪON INVESTMENT CORPORATION

Name	Jurisdiction
34th Street Funding, LLC	DELAWARE
CION Agent, LLC	DELAWARE
Murray Hill Funding, LLC	DELAWARE
Murray Hill Funding II, LLC	DELAWARE
Park South, LLC	DELAWARE
View ITC, LLC	DELAWARE
View North, LLC	DELAWARE
View NWN, LLC	DELAWARE
View Rise, LLC	DELAWARE
View Speed, LLC	DELAWARE